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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made and entered into as of the 5th day of February, 2001, by and among JDA Software Group, Inc., a Delaware corporation ("JDA" or "Buyer"), Zapotec Software, Inc., a Delaware corporation ("Seller") and certain shareholders of Seller as listed on Exhibit `A" hereto (individually, a "Shareholder" and collectively, the "Shareholders").

                                    RECITALS

         A. Seller owns certain assets and intellectual property known as (i) "ProMax," which is a software application used or is useful in automating trade allowance programs for retailers, suppliers and distributors, and (ii) "z-HUB," which is an on-line application used or useful in automating promotions and advertising for businesses. The assets and intellectual property comprising ProMax and z-HUB are set forth on Schedule 1.1(e) attached hereto. Seller's business of designing and developing the ProMax and z-HUB applications, providing ProMax and z-HUB applications and services to customers and other parties, and developing, producing and marketing Seller's other applications known as "Pro" and "ProPlus" is referred to as the "Business".

         B. Buyer is willing to purchase, and Seller is willing to sell, all rights, property and assets of Seller pertaining to the Business, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

                  1.1 Acquired Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 3.1), Seller shall convey, sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of the rights (contractual and otherwise), property and other assets of Seller of every kind and wherever located as such property and assets exist as of Closing, which relate to, are used in or are useful to the operation of the Business and that are listed and described on
Schedule 1.1 hereto, and including without limitation the following (all such rights, property, and assets are referred to herein as the "Acquired Assets"):

                           (a) Inventories. All of Seller's owned inventories of
goods, products, supplies, and packaging materials, including but not limited to software stored on any form of media relating to ProMax and z-HUB, and the Seller's other applications known as Pro and ProPlus (collectively, the "Inventories"), as of the Closing Date (as defined in Section 3.1); Schedule 1.1(a) sets forth Seller's good faith estimate after reasonable inquiry of the Inventories by class, including an estimate of the quantity of each class, as of the date of this Agreement;

                           (b) Accounts Receivable. Except for the accounts
receivables set forth in Section 8.9 of this Agreement, Seller's accounts receivable that are owed to Seller at the time


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of Closing relating to ProMax; Pro, and ProPlus,; Schedule 1.1(b) sets forth a true, correct and complete listing and aging of the accounts receivable as of the date of this Agreement.

                           (c) Unbilled Services. All proceeds owed to Seller
from work rendered by Seller relating only to ProMax, Pro, ProPlus, and z-HUB for the benefit of certain of its customers that is currently unbilled; Schedule 1.1(c) sets forth a true, correct and complete listing of the unbilled services as of the date of this Agreement.

                           (d) Equipment. The appliances, fixtures, equipment,
and other tangible personal property listed on Schedule 1.1(d);

                           (e) Contracts; Intangibles. All of Seller's right,
title and interest under each contract, agreement, or commitment connected with the Business and all other intangibles used or useful in the Business (collectively, the "Intangibles"), including without limitation (i) all intellectual property relating to the Business, including but not limited to ProMax, Pro, ProPlus, and z-Hub, including all patents, patent applications, inventions, know-how, trade secrets, domain names, source code, engineering records and other commercially valuable information maintained by Seller as confidential, all documents containing such information, all trade names, trademarks, trademark registrations and applications for trademark registrations, and all copyrights, copyright registrations and applications for copyright registrations used in the Business (collectively, "Seller's Intellectual Property"); (ii) all contract and other rights, including without limitation rights under purchase orders or sales orders, rights to discounts, licenses of rights in or under any of Seller's Intellectual Property, (iii) all goodwill of and relating to the Business; (iv) all rights, title and interest in any claims, causes of action, matters in dispute or judicial or arbitration proceedings that relate to Seller's Intellectual Property, and (v) all of Seller's customer lists and supply, importation and distribution broker and agent lists; Schedule 1.1(e) sets forth a listing of the Seller's Intangibles and Seller's Intellectual Property as of the date of this Agreement (with a separate detailed component listing, including any components developed by any third party, and description of that part of the Seller's Intellectual Property known as ProMax, Pro, ProPlus, and z-HUB); provided however that the listing of the Intangibles and Seller's Intellectual Property on Schedule 1.1(e) does not obligate the Buyer to perform or assume any liability or obligation under such contract, unless: (i) such obligation or performance is listed on Schedule 1.2 attached hereto; and further, (ii) unless and until consent where necessary is granted to the transfer of the Intangibles and Seller's Intellectual Property listed on Schedule 1.1(e) from Seller to Buyer is granted. Promptly after the Closing as defined herein, Buyer will use commercially reasonable efforts to obtain all required consents with respect to all Acquired Assets.

                           (f) Books and Records. All books, papers, and records
in Seller's care, custody, or control relating to any or all of the Acquired Assets or the Business or the operation of either of them, excluding the Seller's general accounting and financial records, and including without limitation all sales records, all maintenance records and logs, all purchase agreements, warranties, and operating manuals with respect to any and all of the Equipment, and all records and reports relating to (i) Seller's Intellectual Property, or (ii) the development, testing or marketing of Seller's products or the Inventories (collectively, the "Records"); and


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                           (g) Permits and Licenses. Each permit, license,
consent, right, exemption, concession, authorization, certificate, order, franchise, determination, or approval of any federal, state, or municipal government (whether domestic or foreign), or any political subdivision thereof, or any governmental or quasi-governmental, judicial, public or statutory authority, department, commission, board, bureau, agency, instrumentality or entity (each, a "Governmental Authority") required for the ownership and operation of, or any other activity of Seller in connection with the Business (collectively, "Governmental Approvals"), to the extent that such Governmental Approvals are transferable by Seller. Schedule 1.1(g) sets forth Seller's good faith listing of all Governmental Approvals, as of the date of this Agreement, including an indication with respect to each Governmental Approval listed as to whether such Governmental Approval is transferable by Seller.

                  1.2 Liabilities.

                           (a) The Acquired Assets shall be sold and conveyed to
Buyer free and clear of all debts, mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, the "Security Interests") except for (but only to the extent specifically listed on
Schedule 1.2 attached hereto): (i) liens for taxes not yet due and payable; (ii) statutory liens, (iii)liabilities with respect to the Deferred Revenue ("Deferred Revenue" shall mean license fees, services and maintenance revenue that have not yet been recognized under generally accepted accounting principles ("GAAP") because outstanding obligations have not been fulfilled as of the Closing Date), and (iv) those obligations of Seller, if any, which Buyer expressly assumes as set forth on Schedule 1.2 attached hereto. The Security Interests referred to in the foregoing clauses (i), (ii), (iii) and (iv) are collectively referred to herein as "Permitted Encumbrances."

                           (b) Buyer shall not assume or be liable for any
liability or obligation or amendment or modification thereto (whether written, oral, implied in Seller's ordinary course of business, or required by law) that is not specifically set forth on Schedule 1.2. Also, Buyer will not assume, perform or cause to be performed any contractual obligation not specifically listed on Schedule 1.2. Furthermore, after the Closing Date, Buyer shall not assume or become responsible for any liability or obligation of Seller assumed by Buyer under this Agreement which requires consent from any party to such liability or obligation and such party does not provide such consent following Buyer's reasonable efforts to obtain such consent. Seller shall retain all such obligations and liabilities not expressly assumed by Buyer hereunder, and Seller hereby agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all such liabilities in accordance with the terms of Section 9 below.

         2. PURCHASE PRICE.

                  2.1 Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the transfer of the Acquired Assets to Buyer, at the Closing Buyer shall pay the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Purchase Price") as follows:


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                           (a) Buyer shall pay to Seller in cash the sum of Six
Hundred Sixty-two Thousand Five Hundred Thirty-five Dollars and Seventy-one Cents ($662,535.71) (the "Seller's Payment"), payable in immediately available funds by check or wire transfer and payable in accordance with the wiring instructions set forth on Schedule 2.1.

                           (b) Buyer shall pay: (i) to the law firm of Hogan &
Hartson L.L.P. the sum of Sixty-two Thousand Dollars ($62,000) (the "Hogan & Hartson Fees") and (ii) to the law firm of Sherman & Howard L.L.C. the sum of Twenty-eight Thousand Seven Hundred Ninety-eight Dollars and Eighty-nine Cents ($28,798.89) (the "Sherman & Howard Fees") payable in immediately available funds by check or wire transfer and payable in accordance with the wiring instructions set forth on Schedule 2.1.

                           (c) Buyer shall pay: (i) to Vignette Corporation the
sum of Six Thousand Dollars ($6,000) (the "Vignette Settlement Fee") and (ii) to Saillant Consulting Group, LLC the sum of Forty-five Thousand Dollars ($45,000) (the "Saillant Settlement Fee") payable in immediately available funds by check or wire transfer and payable in accordance with the wiring instructions set forth on Schedule 2.1.

                  2.2 Escrow Fund. Buyer shall withhold from the Purchase Price the following (collectively referred to as the "Escrow Funds" and separately as named in each subsection herein): (i) the sum of One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500) in cash (the "First Escrow Fund") and such First Escrow Fund shall be held as collateral for Seller's indemnification obligations pursuant to Section 9 of this Agreement; (ii) the sum of One Hundred Sixty-four Thousand Three Hundred Sixty-five Dollars and Forty Cents ($164,365.40) in cash (the "Second Escrow Fund") and such Second Escrow Fund shall be held as collateral for Seller's performance and satisfaction of Seller's obligations set forth in Section 8.5; (iii) the sum of Sixty Thousand Dollars ($60,000) in cash (the "Third Escrow Fund") and such Third Escrow Fund Shall be held as collateral for Seller's performance and satisfaction of Seller's obligations set forth in Section 8.6; and (iv) the sum of Thirty Three Thousand Eight Hundred Dollars ($33,800) in cash (the "Fourth Escrow Fund") and such Fourth Escrow Fund Shall be held as collateral for Seller's performance and satisfaction of Seller's obligations set forth in Section 8.4. The First Escrow Fund shall be governed in accordance with Section 9 of this Agreement, the Second Escrow Fund shall be governed by Section 8.5 of this Agreement, the Third Escrow Fund shall be governed by Section 8.6 of this Agreement, and the Fourth Escrow Fund shall be governed by Section 8.4 of this Agreement. Each of the Escrow Funds shall accrue interest at the rate of five percent (5%) per annum in favor of the Seller. Upon termination or payment of any of the Escrow Funds, Buyer shall pay Seller the accrued interest earned upon such fund.

                  2.3 Allocation of Purchase Price. Schedule 2.3 sets forth the allocation of the Purchase Price among the Acquired Assets, as determined in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer and Seller shall use the allocation set forth in Schedule
2.3 in reporting the transactions contemplated by this Agreement for all federal, state and local tax purposes.

                  2.4 Taxes. Any franchise, sales, purchase, or use tax payable under the laws of the State of Delaware or of any city, county, or subdivision thereof, or any other jurisdiction,


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which may be payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby shall be paid by Seller, and Buyer shall not be liable therefor.

         3. CLOSING.

                  3.1 Closing Date. Provided that the conditions precedent to Closing, as set forth in Sections 4 and 5, have been met, the consummation of the purchase and sale of the Acquired Assets (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP at 100 Congress Avenue, Suite 1440, Austin, Texas 78701, on February 2, 2001 (the "Closing Date"), at 10:00 a.m., or such other place, date, and time as may be mutually agreed by Seller and Buyer.

                  3.2 Seller's Deliveries at Closing. At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer the following instruments and documents:

                           (a) an executed counterpart of the Bill of Sale,
("Bill of Sale" shall mean that certain Bill of Sale of even date herewith entered into by and among the Buyer and the Seller);

                           (b) on the Closing Date and to the reasonable
satisfaction of Buyer, Seller shall permit and assist Buyer and/or its agents in downloading and copying any and all software, data, code, and any other electronic information which relates to the Acquired Assets and the Business;

                           (c) the officers' certificate described in and
required by Section 4.2;

                           (d) a certificate, reasonably satisfactory to Buyer,
relating to the charter documents of Seller, the incumbency and authority of Seller's officers, and resolutions of the board of directors and of the Shareholders with respect to the transactions contemplated by this Agreement;

                           (e) a certificate of good standing from the Secretary
of State of the State of Colorado and of the State of Delaware;

                           (f) any required consents of the Seller's board of
directors, shareholders or Governmental Authorities;

                           (g) prior to the Closing Date, Seller shall deliver
to Buyer copies of its monthly unaudited financial statements for each month for the year ended December 31, 1999, and for each month for the year ended December 31, 2000; and

                           (h) such other instruments and documents as shall be
reasonably requested by Buyer in order to effect the transactions contemplated hereby.

         3.3 Buyer's Deliveries at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following instruments and documents:


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                           (a) a check or wire transfer payable to Seller in the
amount of the Purchase Price except that each of the Escrow Funds shall be withheld by Buyer as set forth in Section 2.2 of this Agreement;

                           (b) the officer's certificate described in and
required by Section 5.2;

                           (c) a secretary's certificate, reasonably
satisfactory to Seller, relating to the charter documents of Buyer, the incumbency and authority of certain executive officers of Buyer, and resolutions of the board of directors of Buyer with respect to the transactions contemplated by this Agreement;

                           (d) such other instruments and documents as shall be
reasonably requested by Seller in order to effect the transactions contemplated hereby.

         4. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. Buyer's obligations to pay the Purchase Price and otherwise to consummate the transactions contemplated hereby are subject to the fulfillment to the reasonable satisfaction of Buyer at or prior to the Closing Date of the following conditions, unless waived in writing by Buyer, acting in its sole discretion:

                  4.1 Authorization. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would restrain, prohibit or invalidate the transactions contemplated by this Agreement, question the legality of such transactions, or adversely affect Buyer's right to own the Acquired Assets or operate the Business.

                  4.2 Representations. All representations and warranties of Seller and Shareholders contained in this Agreement shall be true in all respects at and as of the Closing Date. Seller shall have performed and complied with all material covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to Closing. At the Closing, Seller shall deliver to Buyer an officer's certificate executed by its President certifying as to the foregoing with respect to the Closing Date.

                  4.3 Consents. On or before the Closing Date, Seller shall have received consents from any and all third parties, including any Governmental Authorities, which consents are reasonably necessary or desirable in connection with Buyer's acquisition of the Acquired Assets or any other transaction contemplated by this Agreement.

                  4.4 Receipt of Assignment of Intellectual Property Agreements. On or before the Closing Date, Seller shall have received Assignment of Intellectual Property Agreements from all officers, employees and consultants of Seller.

                  4.5 Approvals. The majority of Seller's shareholders and Board of Directors shall have approved this Agreement and the transactions contemplated hereby.

                  4.6 Due Diligence Review. Buyer shall be satisfied that its due diligence review of Seller and the Acquired Assets is complete, adequate and satisfactory.


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                  4.7 No Material Adverse Change. No material adverse change in the business or financial condition of the Seller or the Acquired Assets has occurred.

                  4.8 Settlement Agreements. Seller has obtained an executed settlement agreement from each of its outstanding creditors and vendors prior to the Closing as listed on Schedule 4.8 hereto.

                  4.9 Deliveries. At Closing, Seller shall have delivered to Buyer all instruments and documents listed in Section 3.2 hereto.

                  4.10 Security Interests. Seller has obtained written releases of all (i) Security Interests in the Acquired Assets as listed on Schedule 4.10 hereto and (ii) a written release from each of the Shareholders regarding all their claims as secured creditors to the Acquired Assets of the Business.

                  4.11 Employee Stay-Put and Non-Compete Agreements. Jennifer French and Monte Buckley shall enter into stay put agreements satisfactory to Buyer. Forms of the Stay Put and Non-Compete Agreements are attached hereto as
Schedule 4.11.

                  4.12 Compliance with Pre-closing Covenants. Seller has complied in all respects with all covenants contained in that certain Letter of Intent, as amended or extended, by and between Buyer and Seller dated December 8, 2000.

         5. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Seller's obligations to transfer the Acquired Assets to Buyer and otherwise to consummate the transactions contemplated hereby are subject to the fulfillment to the reasonable satisfaction of Seller, at or prior to the Closing Date, of the following conditions, unless waived in writing by Seller, acting in its sole discretion:

                  5.1 Authorization. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would restrain, prohibit or invalidate the transactions contemplated by this Agreement, question the legality of such transactions, or adversely affect Seller's right to transfer and assign the Acquired Assets to Buyer.

                  5.2 Representations. All representations and warranties of Buyer contained in this Agreement shall be true in all respects at and as of the Closing. Buyer shall have performed and complied with all material covenants, obligations, and conditions required by this Agreement to be performed or complied with prior to Closing by Buyer. Buyer shall deliver to Seller an officer's certificate executed by its Chief Executive Officer, President or Chief Financial Officer certifying as to the foregoing.

                  5.3 Approvals. The majority of Seller's shareholders and Board of Directors shall have approved this Agreement and the transactions contemplated hereby.

                  5.4 Approval by Board of Directors. Buyer's board of directors shall have approved this Agreement and the transactions contemplated hereby.

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                  5.5 Deliveries. At Closing, Buyer shall have delivered to
Seller all instruments and documents listed in Section 3.3 hereto.

         6. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, Seller and each Shareholder, severally and not jointly, each as to themselves and not Seller or any other Shareholder, hereby represents and warrants to Buyer that, except as expressly set forth in Schedule 6 (which indicates the specific subsection of this Section 6 to which each disclosure or exception is made, and which disclosures and exceptions shall be deemed to be representations and warranties as if made hereunder), the following statements are true, accurate and complete as of the date of this Agreement. As used in this Section 6, "Seller's knowledge" shall include the actual knowledge of the Seller, Seller's officers and each Shareholder after reasonable inquiry.

                  6.1 Organization and Standing.

                           (a) Seller is a corporation duly organized, validly
existing and in good standing under the laws of the States of Delaware and of Colorado, has all requisite corporate power and authority to own, operate and lease its properties and carry on the Business. Seller is qualified to do business as a foreign corporation in each state and other jurisdiction where the failure to be so qualified would have a material adverse effect on Seller, the Business or the operation thereof.

                           (b) Seller has not (i) filed or had filed against it
a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) made an assignment for the benefit of creditors, nor (iii) consented to the appointment of a receiver for itself or any substantial part of its property.

                           (c) Seller does not own or control, directly or
indirectly, an equity interest in any subsidiary, corporation, partnership, business, trust or other entity.

                  6.2 Authority; Validity; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by Seller and is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. This Agreement and Seller's consummation of the transactions contemplated hereby have been duly approved by the board of directors of Seller and by the requisite vote of the shareholders.

                  6.3 No Conflicts.

                           (a) To the best of Seller's knowledge, neither
Seller's ownership and use of the Acquired Assets nor the conduct of the Business prior to the Closing Date (i) conflicts with any material rights of any other person, firm or corporation, or (ii) violates, conflicts with or will result in a default, right to accelerate or loss of rights under, any term or provision of any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it or its properties may be bound or affected; nor will the giving of notice or passage of time result in any such violation, conflict, default, right or loss of rights.


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                           (b) The execution and delivery of this Agreement by
Seller and the performance and consummation by Seller of the transactions contemplated hereby shall not (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of Seller's Certificate of Incorporation or Bylaws, (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment known to Seller to be applicable to Seller, or (iii) any contract, agreement, lease, license, permit or other instrument to which Seller is a party or to which any of its assets are subject, which conflict, breach, violation, default, termination or forfeiture would (iv) have a material adverse effect on Buyer's ownership of the Acquired Assets following the Closing, or on Seller's indemnification obligations to Buyer pursuant to Section 9, or (v) be reasonably likely to result in the imposition on or against Buyer of a penalty, fee, decree, order or judgment.

                           (c) There is no action, suit, proceeding or
investigation pending or, to the best of Seller's knowledge, threatened against Seller that questions the validity of this Agreement or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

                  6.4 No Encumbrances on the Acquired Assets. Seller has good and marketable title to and the right to use all of the assets used in or necessary for the operation of the Business, including without limitation the Acquired Assets, and all of such assets are free and clear of any liens, mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except for any Permitted Encumbrances. To Seller's knowledge, all of the Acquired Assets are in good operating condition and are adequate and suitable for the purposes for which they are presently being used or intended to be used by Seller, normal wear and tear excepted. No person other than Seller has any direct or indirect ownership or other interest in any of the Acquired Assets or any other assets which are used in or are useful to the operation of the Business, other than indirect interests of shareholders of Seller arising solely from their ownership of capital stock of Seller.

                  6.5 Real Property. Seller does not own, directly or indirectly, any real property used in the operation of the Business. Seller has valid leasehold interests and occupies such real property free and clear of all material encumbrances. Seller does not have any direct or indirect leasehold or subleasehold interest in any real property used in the operation of the Business.

                  6.6 Other Liabilities. Seller does not have any liability or obligation with respect to the Business, other than any tax liabilities which will be paid in due course by Seller.

                  6.7 Material Contracts.

                           (a) All material agreements, contracts and
commitments, whether written or oral relating to the Business (the "Material Contracts"), by which Seller is bound are listed on Schedule 6.7. Complete and correct copies or originals of all written Material Contracts, together with all exhibits, attachments, schedules and amendments thereto, have been provided to Buyer.


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                           (b) Each Material Contract is a valid and legally
binding obligation of Seller and, to the best of Seller's knowledge, the other parties thereto, enforceable against Seller and, to the best of Seller's knowledge, the other parties thereto, in accordance with its respective terms. Seller is not and, to Seller's knowledge, no other party to any Material Contract is in material default thereunder. Seller has not, and to the best of Seller's knowledge no other party to any Material Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a default under any Material Contract.

                           (c) Seller has not received any unliquidated
advanced, milestone or progress payment from or on behalf of any of its customers under or with respect to any Material Contract, and there are no other funds due or that will become due to customers on any of Seller's products.

                  6.8 Tax Returns. Seller has filed all required returns, declarations, reports, claims for refund, and information returns and statements relating to any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (collectively, "Tax Returns"). Seller has paid all taxes indicated as due on such Tax Returns, including any interest, penalty, or addition thereto, whether disputed or not, except for taxes not currently due and payable.

                  6.9 Absence of Litigation, Orders, Judgments.

                           (a) There are no actions, suits or proceedings
pending or, to the best of Seller's knowledge, threatened which involve transactions of or otherwise relate to Seller, the Business or the Acquired Assets, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign.

                           (b) There are no outstanding orders, writs,
injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to Seller, the Business or the Acquired Assets, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign.

                  6.10 Intellectual Property.

                           (a) Seller owns or has the right to use all of
Seller's Intellectual Property, without any interference or conflict with or misappropriation or infringement of the intellectual property rights of others. An accurate and complete description of the Seller's Intellectual Property is set forth on Schedule 1.1(e). None of Seller's Intellectual Property is owned by any current or former employee of Seller, nor does any such person have any other rights in any of Seller's Intellectual Property. Seller has taken all reasonably necessary action to maintain and protect Seller's Intellectual Property. Each item of Seller's Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. No consent or waiver from any third party is required in order to effect the transfer and assignment of Seller's Intellectual Property to Buyer.

                           (b) To the best of Seller's knowledge, Seller has not
interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of others. Neither Seller nor any customer of Seller (with respect to ProMax and z-HUB), to Seller's knowledge, has ever received or has had knowledge of any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including without limitation any claim that Seller must license or refrain from using any intellectual property rights of any other person), or that Seller's use of any of Seller's Intellectual Property constitutes unfair competition. To the best of Seller's knowledge, no other person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of Seller's Intellectual Property.

                           (c) Seller has provided copies of any and all work
product of that certain third party known as Emerald Solutions as set forth on
Schedule 6.10(c) hereto.

                  6.11 Employee Matters.

                           (a) Schedule 6.11 lists all of the employees that
Buyer has indicated to Seller it intends to hire following the Closing (the "Specified Employees"), including each specified employee's position and salary with the Seller, and all of the Seller's employee benefit plans and other arrangements available to the Specified Employees (collectively, the "Employee Plans"). Seller has made available to Buyer complete and accurate copies of the plan documents with respect to each of the Employee Plans (including, without limitation, plan amendments currently under consideration, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications).

                           (b) None of the Employee Plans is governed by or
subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the Employee Plans has at all times been operated and administered in all material respects in accordance with its terms and all applicable laws, including without limitation ERISA and the Code.

                           (c) The employment by Seller of each of the Specified
Employees is "at will," except as may be required to the contrary under applicable law. Seller does not have any obligation with respect to any Specified Employee (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any severance benefits in connection with the termination of such person's employment or service. In addition, no severance pay or termination fee or penalty will become due to any of the Specified Employees or other service provider to Seller under any agreement, plan or program, as a result of the consummation of this Agreement or the transactions contemplated hereby. Seller does not owe and has not accrued any bonuses or vacation pay or retirement benefits to any service providers, Specified

Employees, officers or former service providers, former employees or former officers, except as set forth on Schedule 6.11.

                           (d) Seller is not aware of any impending resignation
by or other termination of employment of any Specified Employee.

                           (e) To the best of Seller's knowledge, after due
inquiry, each of the Specified Employees is either (i) a United States citizen or has permanent residence status duly authorized and acknowledged by the United States Immigration and Naturalization Service (the "INS"), or (ii) has provided paperwork and documentation to support the Specified Employee's claim that he or she is present in the United States under a current visa issued in accordance with all of the laws, regulations and requirements of the INS, which visa permits the holder thereof to reside in the United States and be employed by Seller to perform the work such person is presently performing. To the best of Seller's knowledge, there will not be any delay or impediment to Buyer offering employment to, and employing, any of the Specified Employees immediately following the Closing.

                           (f) Seller has sent all notices required under the
Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to all present and past employees, all spouses of employees and all family members of such employees.

                  6.12 No Brokers, Finders. Seller has not engaged, nor is obligated for the payment of any commission, fee or expense of, any broker or finder in connection with the origin, negotiation or execution of this Agreement or any of the transactions contemplated hereby. In no event will Buyer be responsible for any commission, fee or expense relating to any broker or finder engaged by Seller or to which Seller is obligated.

                  6.13 No Misstatements. The copies of all instruments, agreements, other documents and written information delivered by or on behalf of Seller to Buyer in connection with the Closing are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by Seller in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by or on behalf of Seller to Buyer in connection with the Closing, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances in which they were made, not misleading.

                  6.14 Consultants. Seller hereby warrants and represents that no consultant hired by, or working under contract for Seller has any claim to the Seller's Intellectual Property.

                  6.15 Unaudited Financial Statements. The unaudited financial statements of Seller delivered to Buyer pursuant to Section 3.2(g) have been prepared in accordance with the books and records of Seller, reflect all material transactions, and to the knowledge of Seller's management contain no material misstatements applicable to interim financial statements. Accordingly, they do not include all of the information and notes required for complete financial statements. To the knowledge of Seller's management, all material adjustments and reclassifications considered necessary for a fair and comparable presentation have been included in such financial statements and are of normal recurring nature.

                  6.16 Accounts Receivable and Customer Agreements. Seller has not collected, accepted, nor received any accounts receivable except as set forth on Schedule 1.1(b) attached hereto and Seller has not entered into any customer agreements nor delivered any software other than as set forth in the "Zapotec Client List" on Schedule 6.6 attached hereto. Notwithstanding anything to the contrary in this Agreement, Seller and the Shareholders make no representations or warranties regarding the collection or collectability of any of Seller's accounts receivable.

         7. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller to enter into and perform its obligations under this Agreement, Buyer hereby represents and warrants to Seller that the following statements are true, accurate and complete as of the date of this Agreement.

                  7.1 Organization and Standing.

                           (a) Buyer is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware.

                           (b) Buyer has not (i) filed or had filed against it a
petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or
(v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

                  7.2 Authority, Validity; Enforceability. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by Buyer and is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. This Agreement and Buyer's consummation of the transactions contemplated hereby have been duly approved by Buyer's Board of Directors.

                  7.3 No Conflicts.

                           (a) The execution and delivery of this Agreement by
Buyer and the performance and consummation by Buyer of the transactions contemplated hereby shall not (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of Buyer's Articles of Incorporation or Bylaws, (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment known to Buyer to be applicable to Buyer, or (iii) any contract, agreement, lease, license, permit or other instrument to which Buyer is a party or to which any of its assets are subject, which conflict, breach, violation, default, termination or forfeiture would have a material adverse effect on (x) Buyer's ability to pay to Seller the Purchase price or any additional payments that become due and payable to

Seller, (y) Buyer's employment of the Specified Employees, or (z) satisfaction of Buyer's indemnification obligations to Seller pursuant to Section 9.

                           (b) There is no action, suit, proceeding or
investigation pending or, to the best of Buyer's knowledge, threatened against Buyer that questions the validity of this Agreement or the right of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.

                  7.4 No Brokers, Finders. Buyer has not engaged, nor is it obligated for the payment of any commission, fee or expense of, any broker or finder in connection with the origin, negotiation or execution of this Agreement or any of the transactions contemplated hereby. In no event will Seller be responsible for any commission, fee or expense relating to any broker or finder engaged by Buyer or to which Buyer is obligated.

                  7.5 Diligence. Buyer has been afforded the opportunity to conduct, to its satisfaction, diligence regarding the Acquired Assets and the Business of the Seller.

         8. COVENANTS SURVIVING THE CLOSING.

                  8.1 Further Assurances. From time to time, at the request of any of the parties hereto, and without further consideration, the non-requesting party or parties shall execute such documents and instruments and do or cause to be done such further acts and things as may be reasonably necessary or desirable to effect more fully the transfer and assignment of the Acquired Assets, to put Buyer in possession of the Acquired Assets, or to effect any other transactions contemplated by this Agreement, including but not limited to Seller providing Buyer with access to whichever accounting and financial records it deems necessary to own, use and operate the Acquired Assets.

                  8.2 No Solicitation of Employees. For a period of three (3) years after the Closing Date, Seller, including the Shareholders, shall not, directly or indirectly, in any capacity whatsoever, recruit or solicit, or assist any other person or party in recruiting or soliciting any employee of Buyer, including but not limited to the Specified Employees, or induce or attempt to induce or assist any other person or entity in inducing or attempting to induce any such employee to terminate or alter his or her relationship with Buyer.

                  8.3 Confidentiality.

                           (i) Buyer will keep all Seller Confidential
Information (as defined herein) in strict confidence, and Seller and each Shareholder will keep all Buyer Confidential Information (as defined herein) in strict confidence. Neither Buyer nor Seller nor any Shareholder will disclose Confidential Information (as defined herein) to others, or take or use Confidential Information for its own purposes or the purposes of others; provided, however, that each of Buyer, Seller and each Shareholder may disclose Confidential Information to its respective attorneys, accountants, financial advisers, partners and affiliates (Buyer and each Shareholder may disclose Seller Confidential Information as applicable to this Agreement and the Acquired Assets to the extent required by the U.S. Securities and Exchange Commission, the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended and any rules or regulations promulgated thereby or thereunder, including Regulation FD) that need to know the specific Confidential Information so disclosed, are informed by the disclosing party of the confidential and proprietary nature of the Confidential Information, and agree to keep the Confidential Information confidential and not to disclose the Confidential Information to any other person without the prior written consent of the non-disclosing party.

                           (ii) "Buyer Confidential Information" shall consist
of any information, whether written (including information that is stored on machine-readable media) or oral, regarding Buyer, its assets, its business or the operation thereof, that previously has not been publicly released by a duly authorized representative of Buyer, including but not limited to proprietary information, trade-secrets, know-how, documents, competitive and market analyses, computer software or software listings, proposals, reports, marketing plans or research, development plans or information, pricing information, vendor lists, illustrations, concepts and ideas and sources of such technical and business information. "Seller Confidential Information" shall consist of any information, whether written (including information that is stored on machine-readable media) or oral, regarding Seller generally or its business, the Acquired Assets, the Business or the operation thereof, that previously has not been publicly released by a duly authorized representative of Seller, including but not limited to proprietary information, trade-secrets, know-how, documents, competitive and market analyses, computer software or software listings, proposals, reports, marketing plans or research, development plans or information, pricing information, vendor lists, illustrations, concepts and ideas and sources of such technical and business information. "Confidential Information" when used with respect to Buyer's obligations hereunder shall refer to Seller Confidential Information and, when used with respect to Seller's obligations hereunder, shall refer to Buyer Confidential Information. In addition, "Confidential Information" shall include the existence and content of this Agreement and any past and future negotiations with respect to the transactions contemplated hereby. "Confidential Information" shall not include information and/or data which the receiving party can establish (a) has become publicly known through no violation of an obligation of non-disclosure by any person or entity; (b) was obtained by the receiving party from a third party through no violation of an obligation of non-disclosure by any person or entity;
(c) was independently developed without any use or reference to Confidential Information and through no violation of an obligation of non-disclosure by any person or entity; (d) has been approved for public disclosure in writing by the disclosing party; (e) following the Closing, was intentionally furnished by the disclosing party to a third party without similar restrictions on disclosure, except in the case of a transfer of all rights therein to such third party; (f) has been disclosed pursuant to a requirement of law, but only to the extent such disclosure is required; or (g) as evidenced by written records, was in the possession of the receiving party prior to the Closing through no violation of an obligation of non-disclosure by any person or entity.

                           (iii) If disclosure of Confidential Information by
either party is compelled by deposition, interrogatory, subpoena, civil investigative demand or similar legal process, the party so compelled shall give prompt notice to the other party so that such party may seek an appropriate protective order and/or take any other action. In the event that a protective order is not obtained, or that a party waives compliance with the agreements contained herein, the other party (a) may disclose to the tribunal or other person the specific Confidential Information or other information that, in the written opinion of counsel for such disclosing party (a copy of which shall be promptly delivered to the non-disclosing party), the disclosing party is legally required to disclose, and (b) will exercise best efforts to obtain assurance that confidential treatment will be accorded to any such disclosed Confidential Information.

                           (iv) In the event that this Agreement is not
consummated, Buyer shall return to Seller, and Seller shall return to Buyer, within ten (10) business days following such termination, any and all written Confidential Information of the other party, including any copies thereof; and neither Buyer nor Seller shall disclose or use for its own purposes any Confidential Information of the other party for a period of three (3) years following such termination.

                           (v) The parties acknowledge that it would be
difficult to measure damage to one party from any breach of any of the agreements contained in this Section 8.3, that injury to a party from any such breach would be difficult to calculate, and that money damages therefore would be an inadequate remedy for any such breach. Accordingly, if one party breaches any of the agreements in this Section 8.3, the non-breaching party shall be entitled, in addition to any other remedies they may have, to equitable relief, including injunctions, specific performance or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained.

                           (vi) Communications; Publicity; Notices. No
communications, press releases, public announcements or publicity shall be made by either party concerning this Agreement or the transactions contemplated hereby prior to the Closing; provided, that either party may make any disclosure of information that is required by applicable law or regulation or as set forth under Section 8.3(i), and further provided, Seller consents to Buyer issuing a press release regarding the consummation of the transactions contemplated by the Agreement following the Closing.

                  8.4 Settlement of Certain Obligations. No later than ninety
(90) days following the Closing Date, Seller or the Shareholders shall pay off, settle and satisfy the obligations under the contracts entered into with (i) RHI Consulting, (ii) ConsultNet, and (iii) Excel Professional Services, and provide to Buyer an executed Settlement and Assignment Agreement from each of the aforementioned parties in a form reasonably satisfactory to the Buyer. If after ninety (90) days following the Closing Date, Seller has not satisfied its obligations under this Section 8.4, then Buyer may, without any further notice to Seller or the Shareholders, and without complying with the provisions of
Section 9 hereto, use the cash known as the Fourth Escrow Fund to satisfy Seller's obligations hereunder. If at any time during the 90 days from the date hereof or thereafter, Seller (and not Buyer) shall have satisfied its obligations under this Section 8.4 with respect to any vendor listed above to the reasonable satisfaction of Buyer, then Buyer upon receiving a written request from Seller, within five (5) days, shall pay Seller in cash the amount of (i) $17,100 with respect to RHI Consulting, (ii) $13,300 with respect to ConsultNet, and (iii) $3,400 with respect to Excel Professional Services.

                  8.5 Specified Employee Payments. No later than ten (10) days following the Closing Date, Seller shall have paid the obligations payable to the Specified Employees in the amounts set forth on Schedule 6.11, including any and all withholding taxes related to such payments (the "Specified Employee Payments"). If after ten (10) days following the Closing Date, Seller has not satisfied its obligations under this Section 8.5, then Buyer may, without any further notice to Seller or the Shareholders, and without complying with the provisions of Section 9 hereto, use the cash known as the Second Escrow Fund to satisfy Seller's obligations hereunder. If at any time during the ten (10) days from the date hereof or thereafter, Seller (and not Buyer) shall have satisfied its obligations under this Section 8.5 to the reasonable satisfaction of Buyer, then Buyer, upon receiving a written request from Seller shall within five days pay to Seller the cash know as the Second Escrow Fund.

                  8.6 WebMethods Agreement. Seller and Buyer agree that Buyer shall have up to nine months to determine if the technical components, licenses and other applicable information (collectively, the "webMethods Intellectual Property") contained in, and the subject of, the webMethods Professional Services Agreement dated July 7, 2000 is necessary for Buyer's use of the Acquired Assets. If Buyer determines in its sole discretion that it wants to acquire the webMethods Intellectual Property, then Buyer, without any further notice to Seller or the Shareholders and without complying with the provisions of Section 9 hereto, may use the cash known as the Third Escrow Fund to acquire the rights to the webMethods Intellectual Property. Upon Buyer's acquisition of the webMethods Intellectual Property, it shall provide to Seller a written receipt of Buyer's payment to webMethods for the webMethods Intellectual Property. If within nine (9) months from the date hereof Buyer does not determine in its sole discretion to acquire the webMethods Intellectual Property, then it shall pay the cash known as the Third Escrow Fund to Seller within 5 days from the date that is nine (9) months from the date hereof.

                  8.7 Equipment Lease Payment. At the Closing and in addition to the Purchase Price, Buyer shall pay to Seller in cash the sum of Seven Thousand Seven Hundred Ninety-Two Dollars ($7,792) (the "Equipment Lease Payment"), payable in immediately available funds by check or wire transfer and payable in accordance with the wiring instructions set forth on Schedule 2.1. Within three days of Closing, Seller shall use the cash known as the Equipment Lease Payment to pay Seller's obligations for the month of February, 2001 under the "Lease Agreements" as set forth on Schedule 6.7 attached hereto, and provide Buyer with a receipt of such payment.

                  8.8 Payroll and Related Obligations. At the Closing and in addition to the Purchase Price, Buyer shall pay to Seller the obligations payable to the Seller's employees for the five business days included in the period from January 29, 2001 through February 2, 2001 in the amount of Twenty Thousand Five Hundred Sixty-nine Dollars and Forty-nine Cents ($20,569.49) as set forth on Schedule 6.11 attached hereto (the "Payroll Expenses"), payable in immediately available funds by check or wire transfer and payable in accordance with the wiring instructions set forth on Schedule 2.1, and Seller shall pay the Payroll Expenses immediately after the Closing.

                  8.9 Additional Accounts Receivable. After the Closing, Buyer shall make commercially reasonable efforts to (i) enter into maintenance and service agreements with the parties listed on Schedule 8.9 attached hereto, and
(ii) obtain release agreements which release Seller from its obligations to such parties. Seller shall hold on behalf of Buyer any current accounts receivable and related cash and related amounts received from such parties after the Closing with respect to such accounts receivable (the "Accounts Receivable Funds"). Seller shall transfer and deliver to Buyer all amounts held as the Accounts Receivable Funds upon Buyer entering into the agreements listed in (i) and (ii) above, and providing verification thereof to

Seller. In the event Buyer is unable to enter into satisfactory agreements with the parties listed on Schedule 8.9, Buyer shall not be liable for any liability or obligation to any of the parties listed on Schedule 8.9. In the event Buyer enters into the agreements listed in (i) above, Buyer will transfer to Seller, within three (3) days of receipt thereof, thirteen percent (13%) of all amounts collected under such agreements attributable to the delivery or provisioning of ProMax (or any derivative thereof).

         9. INDEMNIFICATION.

                  9.1 Survival of Representations, Warranties and Covenants. The representations and warranties, covenants and other agreements set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for the duration of the Indemnification Period (as defined in Section 9.6).

                  9.2 Indemnification by Seller and Shareholders.

                           (a) Subject to Section 9.6, Seller and each
Shareholder, severally and not jointly, shall indemnify, defend and hold harmless Buyer from and against, and shall reimburse Buyer against and in respect of, any and all claims, charges, suits, demands, losses, costs, expenses, obligations, liabilities, damages, remedies, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses"), that Buyer shall incur or suffer and that arise from (i) any breach or inaccuracy of any of Seller's or any Shareholder's representations and warranties contained in
Section 6; (ii) any failure by Seller or Shareholders to perform or comply with any covenant or agreement contained in this Agreement or any Exhibit or Schedule to this Agreement; or (iii) any other liabilities or obligations of Seller other than those expressly assumed by Buyer pursuant to this Agreement that Buyer becomes obligated to pay.

                           (b) No due diligence or other investigation made by
or on behalf of Buyer with respect to Seller, the Acquired Assets or the Business shall be deemed to affect Buyer's reliance on the representations, warranties, covenants and agreements made by Seller or any Shareholder herein, and shall not be deemed to be a waiver of Buyer's rights to indemnity or reimbursement as herein provided.

                  9.3 Indemnification by Buyer. Subject to Section 9.6, Buyer shall indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller against and in respect of, any and all Losses, that Seller shall incur or suffer and that arise from (a) any breach or inaccuracy of any of Buyer's representations and warranties contained in Section 7; (b) any failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement or any Exhibit or Schedule to this Agreement; (c) Buyer's ownership, use or operation of the Acquired Assets after the Closing (other than Losses for which Seller would be required to indemnify or reimburse Buyer under Section 9.2); (d) any liability or obligation expressly assumed by Buyer pursuant to this Agreement including without limitation, any liability assumed under Section 1.2; (e) any claim for technical support and/or maintenance obligations made by those parties to the contracts listed as "Excluded Contracts" on Schedule 1.1(e) attached hereto, or (f) any claim arising under the Statements of Work dated April 6, 2000 and May 22, 2000 which relate to and arise under the Saillant Vendor Service Agreement, dated April 6, 2000.

                  9.4 Claims for Indemnification.

                           (a) A party seeking indemnification hereunder (the
"Indemnitee") shall give to the party from which indemnification is sought (the "Indemnitor") written notice (a "Claim Notice") of any claim which is subject to the indemnity obligations set forth in this Agreement, with sufficient promptness so as not to prejudice the Indemnitor's interests in respect of such claim and any obligation of indemnity arising therefrom. The Claim Notice shall set forth, to the best of the Indemnitee's knowledge, all facts and other information with respect to the claim, including without limitation the anticipated amount of Losses or reasonable estimate thereof. The failure to give prompt notice shall not affect the rights of the Indemnitee to indemnity hereunder, except to the extent that such failure either shall have materially prejudiced the Indemnitor in the defense of such claim or shall have materially increased the amount of the obligation of the Indemnitor. The Indemnitor receiving a Claim Notice may object to such Claim Notice by delivering written notice of such objection to the Indemnitee within fifteen (15) days after receipt of the applicable Claim Notice. If the Indemnitor does not timely object to a Claim Notice in accordance with paragraph (b) of this Section 9.4, the Indemnitor shall, within thirty (30) days after receipt of the Claim Notice, either (i) pay the amount of the claim set forth in the Claim Notice, if a monetary amount is involved, in accordance with this Section 9, or (ii) if a claim of a third party is involved, have the right to assume the defense of such claim. The Indemnitor shall have the exclusive right to conduct and control, through counsel of its own choosing, the defense of any such claim or any action arising therefrom; provided, that in conducting the defense of any such claim or action, the Indemnitor shall, and shall cause its counsel to, consult with the Indemnitee and counsel, if any, selected by it, and shall keep such counsel, if any, and the Indemnitee fully advised of the progress thereof. If the Indemnitor fails or refuses to assume the defense and control of the defense of any such claim or action, then the Indemnitee shall conduct and control such defense; provided, that in conducting the defense of any such claim or action, the Indemnitee shall, and shall cause its counsel to, consult with the Indemnitor and counsel, if any, selected by it, and shall keep such counsel, if any, and the Indemnitor fully advised of the progress thereof. So long as the Indemnitor is conducting the defense of any third party claim in accordance with this
Section 9.4(a), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitor (such consent not to be withheld unreasonably) and
(iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitee (such consent not to be withheld unreasonably and such consent not to be withheld at all if the judgment or settlement contains a full release reasonably satisfactory to the Indemnitee.)

                                    (b) An Indemnitor may object to a Claim
Notice by delivering written notice to the Indemnitee (an "Objection") within fifteen (15) days after the receipt of the applicable Claim Notice. If an Objection has been made, the Indemnitor shall not be required to make any payments under this Section 9 until such Objection is resolved under the terms of this paragraph (b) of Section 9.4. Once an Objection has been made, the Indemnitor and Indemnitee shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim or claims relating to the Claim Notice. Any such agreement shall be set forth in a written memorandum signed by both parties. If the parties cannot come to such agreement within fifteen

(15) days after receipt by the Indemnitee of the Objection, the matter shall be resolved by submission to arbitration in Scottsdale, Arizona. Except as specifically provided in this paragraph (b), such matter shall be resolved in accordance with the commercial arbitration rules of the American Arbitration Association then in effect (the "AAA Rules"), by a single arbitrator mutually selected by the Indemnitor and Indemnitee. The arbitrators shall be governed by and shall apply the substantive law of the State of Arizona and the Federal Rules of Evidence in making their determination, and such determination shall be conclusive and binding upon the Indemnitor and Indemnitee. Any judgment upon an award rendered by the panel of arbitrators may be entered in any court having jurisdiction over the subject matter thereof. If any party initiates an action (other than arbitration under this section 9.4) asserting claims subject to arbitration under this Section 9, and another party successfully stays or dismisses such action and/or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses reasonably incurred in seeking such stay, dismissal and/or compelling arbitration, including reasonable attorney's fees.

                  9.5 Settlements. Except as otherwise provided in Section 9.4(a), no settlement of any claim for which indemnification is sought hereunder shall be made without the prior written consent of both the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld or delayed.

                  9.6 Limitations. Not withstanding anything to the contrary in this Agreement: No claim for indemnification shall be made by an Indemnitee under this Section 9, unless and until the aggregate of all Losses subject to indemnification exceeds $25,000, and then Losses include the entire $25,000.

                           (a) The aggregate liability of either party to the
other party shall be the Net Proceeds as determined and in accordance with
Section 9 (d) below.

                           (b) The indemnification obligations provided under
this Section 9 shall not apply to any Losses which are incurred or imposed after October 31, 2001 and the representations and warranties hereunder shall expire on October 31, 2001 (the period starting on the Closing Date and ending on October 31, 2001 being the "Indemnification Period").

                           (c) Absent the commission of fraud by any of the
parties in connection with the transactions contemplated by this Agreement, the foregoing indemnification provisions in this Section 9 will be the exclusive remedy for any breach of the representations and warranties set forth in this Agreement.

                           (d) The obligations of any of the Shareholders to
indemnify Buyer under this Section 9 shall not exceed, in the case of any such Shareholder, the sum of (x) the actual amount received by such Shareholder out of the Purchase Price as a result of the transactions contemplated by this Agreement, less (y) the sum of any amounts paid in good faith by such Shareholder (i) on account of any liability or obligation of Seller, (ii) to facilitate the payment of any such liabilities or obligations of Seller (even if such expenses are incurred after the Closing), or (iii) in connection with defending claims brought against such Shareholder in its capacity as a director and/or a secured creditor of the Company (such sum being the "Net Proceeds"), provided, however, that neither Seller nor any Shareholder knows of any payments


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
Seller owes to any Shareholder, or to any related party of Shareholder, in an aggregate amount which exceeds $50,000 other than those amounts owed by Seller to the Shareholders as evidenced by the security interests listed on Schedule
4.10 attached hereto, on the date hereof. To facilitate the determination of "Net Proceeds" hereunder, Seller and the Shareholders agree to provide to Buyer an accounting and itemization of the amounts paid by Seller and/or the Shareholders under this Section 9.6(d), if Buyer submits a claim under this
Section 9. In addition, the maximum amount of Losses payable by a single Shareholder under this Section 9 shall not exceed the amount of such Losses, multiplied by a fraction, the numerator of which is the Net Proceeds received by such Shareholder and the denominator is the Net Proceeds received by all of the Shareholders, as determined as of any date on which Losses are paid.

                           (e) All indemnification payments under this Section 9
shall be deemed adjustments to the Purchase Price.

                           (f) Amounts needed to cover any indemnification
claims resolved in favor of Buyer under this Section 9 during the Indemnification Period will be paid to Buyer first out of the cash comprising the First Escrow Fund, escrowed pursuant to Section 2.2 of this Agreement and in accordance with the terms of this Section 9. Seller and each of the Shareholders will have several personal liability for any additional amounts not covered by the First Escrow Fund needed to cover such claims in accordance with this
Section 9, which amounts will be paid directly to Buyer. At the end of the Indemnification Period amounts that may be needed to cover pending indemnification claims made by Buyer, in accordance with the provisions of this
Section 9, will be retained in the First Escrow Fund until such claims are resolved, and any excess of such retained amounts on deposit in the First Escrow Fund will be distributed to Seller immediately. Nothing in this Section 9 will be construed to limit Buyer's right to indemnification to amounts on deposit in the First Escrow Fund. Any disputes concerning the First Escrow Fund will be settled by arbitration as provided in Section 9.4(b).

                           (g) Notwithstanding any other provision of this
Agreement, in no event will any party be entitled to recover any consequential, indirect, punitive or exemplary damages, or damages attributable to lost profits.

         10. MISCELLANEOUS.

                  10.1 Amendment. The parties hereto may amend this Agreement at any time or from time to time, but only by written instrument duly authorized and executed by each of them.

                  10.2 Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one of more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

                  10.3 Severability. If any one or more of the provisions contained in this Agreement is held for any reason to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

                  10.4 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto from Buyer to Seller.

                  10.5 Successors; Assigns. Neither party shall, without the prior express written consent of the other party, which consent shall not be unreasonably withheld or delayed, assign this Agreement in whole or in part, provided, however, that this Agreement may be assigned by Buyer without Seller's consent in the event of a merger, tender offer, sale of assets or similar transaction in which Buyer is not the surviving entity. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                  10.6 Notices. All notices to a party shall be addressed to such party at the address or facsimile set forth below or to such other place as may be designated by written notice to the other party. Notice shall be deemed received (a) immediately upon being delivered, when delivered by hand; (b) upon receipt of confirmation, when sent by facsimile with the original thereof sent by first-class mail, postage prepaid; (c) three (3) business days after being sent by certified mail, postage prepaid, return receipt requested; or (d) upon receipt of proof of delivery, when delivered by a private courier. For purposes hereof, the addresses of the parties shall be as follows:

            Seller:                   Zapotec Software, Inc.
                                      1726 Cole Boulevard, Suite 250
                                      Golden, Colorado  80401
                                      Attention: President
                                      Facsimile:  (303) 216-2086

            With a copy to:           Charles Dill
                                      General Partner
                                      Gateway Associates
                                      8000 Maryland Avenue
                                      Suite 1190
                                      St. Louis, MO  63105

            Buyer:                    JDA Software Group, Inc.
                                      General Counsel
                                      14400 North 87th Street
                                      Scottsdale, Arizona 85260-3649
                                      Telephone:  (480) 308-3000
                                      Facsimile:  (480) 308-4268

            With a copy to:           Gray, Cary, Ware & Freidenrich LLP
                                      100 Congress Avenue, Suite 1440
                                      Austin, Texas 78701
                                      Attention:  Paul E. Hurdlow
                                      Telephone:  (512) 457-7000
                                      Facsimile:  (512) 457-7070

                  10.7 Governing Law; Jurisdiction. This Agreement shall in all respects be construed, enforced, and given effect according to the laws of the State of Delaware without reference to principles of conflicts of laws. Each of the parties hereby submits to the exclusive jurisdiction and venue of the state and federal courts in and for the State of Delaware for purposes of any legal or equitable action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, except as provided in Sections 9.4 and 9.6(f). Each of the parties hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

                  10.8 Captions; Headings. The captions and headings in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                  10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be deemed to be original signatures for all applicable purposes.

                  10.10 Fees and Expenses. Except as set forth in this Section 10.10, each party to this Agreement shall pay amounts payable in respect of legal, accounting and financial advisory services provided by outside advisors and other out-of-pocket expenses incurred incident to the negotiation, preparation and carrying out of this Agreement, the transactions and other agreements and documents contemplated herein and therein (with respect to each party, "Expenses") whether or not the transactions contemplated in this Agreement are consummated.

                  10.11 General Terms. As used in this Agreement, the terms "herein," "herewith," and "hereof" are references to this Agreement and references to a "Section," "subsection," "Exhibit," or "Schedule" shall mean a Section, subsection, Exhibit, or Schedule of this Agreement, unless the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law includes any amendment or modification thereof. Any references to this Agreement shall include the Exhibits and Schedules hereto.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the Preamble hereto.

                           JDA Software Group, Inc.,
                           a Delaware corporation


                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------


                           Zapotec Software, Inc.
                           a Delaware corporation

                           By:
                              --------------------------------------------------
                           Name:  Jennifer French
                           Title: President


                           -----------------------------------------------------
                           Jennifer French


                           Gateway Associates/Charlie Dill


                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------


                           Wolf Ventures/David Wolf

                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------


                           Greenwood Gulch Ventures/Don Rosenkrans


                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------

                  [Signature Page to Asset Purchase Agreement]

                            JVB Private Equity, LLC


                            By:
                               -------------------------------------------------
                            Name:
                                 -----------------------------------------------
                            Title:
                                  ----------------------------------------------



                  [Signature Page to Asset Purchase Agreement]